SE (Logo)               SUMMIT ENGINEERING INC.

SINCE 1977



     February 6, 2006



     Mr. Joe Jacobs
     Consolidated Energy, Inc. 76 George
     Road
     Betsy Layne, KY 41605


     RE: Consolidated Energy Report


     Dear Joe:

     During 2005, Summit Engineering Inc., prepared reports for your company related to mine property and a coal preparation plant in eastern Kentucky. Summit does not object to your using the reports related to SEC filing.

     Sincerely,

     /s/ Phillip Lucas
     -----------------
     Summit Enginering, Inc.
     Phillip Lucas, V.E., PLS
     Vice-President